Exhibit 99.1

InfraREIT, Inc. 1807 Ross Avenue, 4th Floor Dallas, TX 75201

PRESS RELEASE

InfraREIT Prices Initial Public Offering

DALLAS, TEXAS, Jan. 29, 2015—InfraREIT, Inc. (“InfraREIT” or the “Company”) today announced the pricing of the initial public offering of 20 million shares of its common stock at $23.00 per share. The shares of common stock are expected to begin trading on the New York Stock Exchange (“NYSE”) on Jan. 30, 2015, under the ticker symbol “HIFR”. The underwriters have been granted a 30-day option to purchase up to an additional three million shares of common stock from InfraREIT at the initial public offering price, less underwriting discounts and commissions. The offering is expected to close on or about Feb. 4, 2015, subject to customary closing conditions. InfraREIT is a real estate investment trust that owns rate-regulated electric transmission and distribution assets in the state of Texas. The Company is externally managed by Hunt Utility Services, LLC, an affiliate of Hunt Consolidated, Inc. (a diversified holding company based in Dallas, Texas and managed by the Ray L. Hunt family).

BofA Merrill Lynch, Citigroup, RBC Capital Markets and Morgan Stanley are acting as the joint book-running managers for the offering. UBS Investment Bank and Wells Fargo Securities are acting as senior co-managers for the offering. Scotiabank/Howard Weil and Societe Generale are acting as the co-managers for the offering.

The offering of the shares is being made only by means of a prospectus. When available, a copy of the final prospectus may be obtained through:

BofA Merrill Lynch	Citigroup
Attn: Prospectus Department	c/o Broadridge Financial Solutions
222 Broadway	1155 Long Island Avenue
New York, NY 10038	Edgewood, NY 11717
Dg.prospectus_requests@baml.com	800-831-9146
batprospectusdept@citi.com

RBC Capital Markets, LLC	Morgan Stanley & Co. LLC
Attn: Equity Syndicate	Attn: Prospectus Department
200 Vesey Street, 8th Floor New York, NY 10281	180 Varick Street, 2nd Floor New York, NY 10014
877-822-4089 equityprospectus@rbccm.com

When available, a copy of the final prospectus may also be obtained free of charge from the U.S. Securities and Exchange Commission’s (the “SEC”) Web site at www.sec.gov.

A registration statement relating to these securities has been filed with, and has been declared effective by, the SEC. This press release does not constitute an offer to sell or the solicitation of an offer to buy nor will there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

# # #

Forward-Looking Statements

This press release contains “forward-looking statements” that state InfraREIT’s or its management’s intentions, beliefs, expectations or predictions of the future, which by their nature, involve known and unknown risks and uncertainties. Factors that could cause actual results to differ materially from those contemplated above include, among others, risks and uncertainties related to the capital markets generally. This press release speaks only as of the date hereof, and the Company disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

For additional information, contact:

For Investors:	Brook Wootton
Director, Investor Relations
InfraREIT, Inc.
214-855-6748

For Media:	Jeanne Phillips
Senior Vice President, Corporate Affairs & International Relations
Hunt Consolidated, Inc.
214-978-8534

2